UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2007

SMITHFIELD FOODS, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-15321	52-0845861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Commerce Street Smithfield, Virginia	23430
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (757) 365-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On June 6, 2007, Carey J. Dubois was promoted to Vice President and Chief Financial Officer of Smithfield Foods, Inc. (the “Company”), effective July 1, 2007. Mr. Dubois succeeds Robert W. Manly IV, Executive Vice President, who had been serving as the Company’s interim Chief Financial Officer since January 1, 2007. Mr. Dubois, 47, has been Treasurer of the Company since April 2005. From 2001 to 2005, Mr. Dubois served as Assistant Treasurer of Bunge Limited responsible for capital markets and finance. Prior to that time, Mr. Dubois held financial positions at Pepsi Bottling Group, Joseph E. Seagram and Sons and Louis Dreyfus Corporation.

Also, on June 6, 2007, Kenneth M. Sullivan was promoted to Vice President and Chief Accounting Officer, effective August 1, 2007. Mr. Sullivan, 43, has served as the Company’s Vice President, Internal Audit since June 2003. Prior to joining the Company, from May 2002 through June 2003, Mr. Sullivan worked as director of Protiviti Inc., a US based internal audit and risk consulting firm. Mr. Sullivan, a certified public accountant, previously worked at Arthur Andersen LLP in the financial statement audit and risk consulting practices for more than ten years.

Also, on June 6, 2007, Jeffrey A. Deel, who has been serving as the Company’s principal accounting officer as its Corporate Controller, was promoted to Vice President and Corporate Controller. Mr. Deel will continue to serve as the Company’s principal accounting officer until August 1, 2007 when Mr. Sullivan assumes those responsibilities.

On June 11, 2007, Mr. Dubois, Mr. Sullivan and Mr. Deel were awarded options for 25,000, 5,000 and 5,000 shares of Company common stock, respectively, under the Company’s 1998 Stock Incentive Plan. The options are exercisable beginning on June 11, 2012 at an exercise price of $32.40 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITHFIELD FOODS, INC.

Date: June 12, 2007	/s/ Michael H. Cole
Michael H. Cole Vice President, Chief Legal Officer and Secretary